NEW ISSUE: Bank of Montreal’s Contingent Risk Absolute Return Notes Linked to a Reference Asset These notes do not guarantee the return of your principal at maturity NOTE INFORMATION Bank of Montreal Issuer: $1,000 (and $1,000 increments thereafter) Minimum Investment: ELN - 3201 Issue: 06376BXX1 CUSIP: REFERENCE ASSET The iShares ® MSCI Emerging Markets ETF (Bloomberg symbol: “EEM”) Please see the following page for additional information about the terms included on this cover page, and how your investment ma y be impacted. Any capitalized term not defined herein shall have the meaning set forth in the preliminary pricing supplement to which the term sheet relates (se e h yperlink below). This term sheet, which gives a brief summary of the terms of the notes, relates to, and should be read in conjunction with, t he pricing supplement dated October 9, 2024, the Product Supplement dated September 22, 2022, the Prospectus Supplement dated May 26, 2022, and to the Prospectus dated Ma y 2 6, 2022. 1 SEC File No. 333 - 264388 | October 10, 2024 DATES October 24, 2024 Offering Period Closes: On or about October 24, 2024 Pricing Date: On or about October 29, 2024 Settlement Date: On or about October 26, 2026 Valuation Date: On or about October 29, 2026 Maturity Date: Approximately 2 years Term: INVESTMENT OBJECTIVE The objective of the notes is to provide clients the potential for a positive return based on either an increase in the level of the Reference Asset or a slight decline in the level of the Reference Asset, subject to the Maximum Redemption Amount and the Maximum Downside Redemption Amount. As such, the not es may be suitable for investors with a slightly bullish or slightly bearish view of the Reference Asset over the term of the notes. The performance of the no tes may not be consistent with the investment objective. TERMS 100.00% Upside Leverage Factor: 22.70% Maximum Return: $1,227.00 Maximum Redemption Amount $1,250.00 Maximum Downside Redemption Amount The closing level of the Reference Asset on the Pricing Date. Initial Level: 75.00% of the Initial Level Barrier Level: A “Barrier Event” will occur if the Final Level of the Reference Asset is less than the Barrier Level. Barrier Event: The closing level of the Reference Asset on the Valuation Date. Final Level: If the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor is greater than or eq ual to the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the not es will equal the Maximum Redemption Amount. If the Percentage Change is positive and the Percentage Change multiplied by the Upside Leverage Factor is less than the Maximum Return, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will eq ual: $1,000 + ($1,000 × Percentage Change × Upside Leverage Factor) If the Percentage Change is less than or equal to zero, and a Barrier Event has not occurred, then the amount that investors wil l receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 × - 1 × Percentage Change) In this case, subject to our credit risk, investors will receive a positive return on the notes up to the Maximum Downside Redemption Amount, even though the price of the Reference Asset has declined since the Pricing Date. If the Percentage Change is less than or equal to zero, and a Barrier Event has occurred, then the amount that investors will receive at maturity for each $1,000 in principal amount of the notes will equal: $1,000 + ($1,000 × Percentage Change) In this case, investors will lose 1% of their principal for each 1% that the Final Level of the Reference Asset declines from its Initial Level. You may lose all of the principal amount of your notes. Payment at Maturity: The Percentage Change of the Reference Asset, expressed as a percentage, is calculated using the following formula: (Final Level – Initial Level) / Initial Level Percentage Change: CITIGROUP GLOBAL MARKETS INC.

2 Investors in these notes could lose all or a substantial portion of their investment at maturity if there has been a decline in the market value of the Reference Asset and the Final Level of the Reference Asset is less than its Barrier Level. We urge you to carefully review the documents described in “Additional Information” below, including the risk factors set forth and incorporated by reference therein, prior to making an investment decision. Principal at Risk: The notes will not be listed on any securities exchange. Although not obligated to do so, Citigroup Global Markets Inc. (“Citigroup”) (or one of our or their affiliates), plans to maintain a secondary market in the notes after the Settlement Date. Proceeds from a sale of notes prior to maturity may be less than the principal amount initially invested. Secondary Market: The risks summarized below are some of the most important factors to be considered prior to any purchase of the notes. Investors are urged to read all the risk factors related to the notes in the pricing supplement and the product supplement to which this term sheet relates. • You could lose your entire investment in the notes. If the Final Level of the Reference Asset is less than its Barrier Level, you will lose 1% of the principal amount for each 1% that the Final Level of the Reference Asset is less than its Initial Level. • Your return on the notes is limited to the Maximum Redemption Amount, regardless of any appreciation in the levels of the Reference Asset. • Your participation in any negative performance of the Reference Asset is limited by the Maximum Downside Redemption Amount. • Your return on the notes may be lower than the return on a conventional debt security of comparable maturity. • Owning the notes is not the same as owning shares of the Reference Asset or a security directly linked to the Reference Asset. • You will not have any shareholder rights and will have no right to receive any shares of the Reference Asset (or any company included in the Reference Asset) at maturity. • No delivery of shares of the Reference Asset. • Changes that affect the applicable Underlying Index will affect the market value of the notes and the amount you will receive at maturity. • We have no affiliation with the index sponsor of the applicable Underlying Index and will not be responsible for its actions. • Adjustments to the Reference Asset could adversely affect the notes. • We and our affiliates do not have any affiliation with the applicable investment advisor or the Reference Asset Issuer and are not responsible for their public disclosure of information. • The correlation between the performance of the Reference Asset and the performance of the applicable Underlying Index may be imperfect. • The Reference Asset is subject to management risks. • You must rely on your own evaluation of the merits of an investment linked to the Reference Asset. • An investment in the notes is subject to foreign currency exchange rate risk. • An investment in the notes is subject to risks associated with foreign securities markets. • An investment in the notes is subject to risks associated with emerging markets. • Your investment is subject to the credit risk of Bank of Montreal. • Our, Citigroup’s or one or more of our or their affiliates’ activities may conflict with your interests and may also adversely affect the value of the notes. • Our initial estimated value of the notes will be lower than the price to public, does not represent any future value of the notes, and may also differ from the estimated value of any other party. • The terms of the notes are not determined by reference to the credit spreads for our conventional fixed - rate debt. • The inclusion of the hedging profits, if any, in the initial price to public of the notes, as well as our hedging costs, is likely to adversely affect the price at which you can sell your notes. • The notes will not be listed on any securities exchange. We, Citigroup or any of our or their affiliates may offer to purchase the notes in the secondary market, but are not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. • We, Citigroup or any of our or their affiliates may engage in hedging and trading activities related to the notes that could adversely affect our payment to you at maturity. Selected Risk Considerations:

3 Hypothetical Calculations for the Payment at Maturity: Examples of the Hypothetical Payment at Maturity for a $1,000 Investment in the notes The following table illustrates the hypothetical payments on a note at maturity. The hypothetical payments are based on a $1,000 investment in the note, a hypothetical Initial Level of $100.00, a hypothetical Barrier Level of $75.00 (75.00% of the hypothetical Initial Level), the Upside Leverage Factor of 100.00%, the Downside Leverage Factor of 100.00%, the Maximum Return of 22.70%, the Maximum Redemption Amount of $1,227.00, the Maximum Downside Redemption Amount of $1,250.00 and a range of hypothetical Final Levels and the effect on the payment at maturity. The hypothetical examples shown below are intended to help you understand the terms of the notes. The actual cash amount that you will receive at maturity will depend upon the Final Level of the Reference Asset. You may lose some or all of the principal amount at maturity. These examples do not give effect to any U.S. federal tax payments or brokerage commissions that you may be required to pay in connection with your purchase of the notes. Hypothetical Final Level Hypothetical Final Level Expressed as a Percentage of the Initial Level Hypothetical Payment at Maturity Hypothetical Return on the Notes $200.00 200.00% $1,227.00 22.70% $180.00 180.00% $1,227.00 22.70% $160.00 160.00% $1,227.00 22.70% $140.00 140.00% $1,227.00 22.70% $122.70 122.70% $1,227.00 22.70% $110.00 110.00% $1,100.00 10.00% $105.00 105.00% $1,050.00 5.00% $100.00 100.00% $1,000.00 0.00% $95.00 95.00% $1,050.00 5.00% $90.00 90.00% $1,100.00 10.00% $85.00 85.00% $1,150.00 15.00% $80.00 80.00% $1,200.00 20.00% $75.00 75.00% $1,250.00 25.00% $74.99 74.99% $749.90 -25.01% $60.00 60.00% $600.00 -40.00% $40.00 40.00% $400.00 -60.00% $20.00 20.00% $200.00 -80.00% $0.00 0.00% $0.00 -100.00%

Additional Information The notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or under the Canada Deposit Ins urance Corporation or by any other U.S. or Canadian governmental agency or instrumentality. The notes will not be subject to conversion into our common shares or the common shares of any of our affiliates under subsec tio n 39.2(2.3) of the Canada Deposit Insurance Corporation Act. Neither the U.S. Securities and Exchange Commission (the “SEC”), nor any state securities commission, has reviewed or approve d t hese notes, nor or otherwise passed upon the accuracy of this document, to which it relates or the accompanying product supplement , p rospectus supplement, or prospectus. Any representation to the contrary is a criminal offense. The Issuer has filed a registration statement with the SEC for the offerings to which this communication relates. Before you in vest, you should read the prospectus in that registration statement and the other documents discussed below that the Issuer has filed w ith the SEC for more complete information about the Issuer and these offerings. You may obtain these documents free of charge by visiting th e S EC’s web site at http://www.sec.gov . Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement, product supplement, and preliminary pricing supplement to which this term sheet relates) if you request it by cal lin g its agent toll - free on 1 - 877 - 369 - 5412 or emailing investor.solutions@bmo.com . The information in this term sheet is qualified in its entirety by the more detailed explanations set forth elsewhere in the Iss uer’s preliminary pricing supplement dated October 9, 2024 and the accompanying product supplement, prospectus supplement, and prospectus. Unless the context provides otherwise, capitalized terms used in this term sheet but not defined shall have the meaning assigned to them in the pricing supplement, product supplement, prospectus supplement, or prospectus, as applicable, to which this term sheet relates. Infor mat ion about retrieving these documents can be found elsewhere in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website): • Preliminary Pricing Supplement dated October 9, 2024: https://www.sec.gov/Archives/edgar/data/927971/000183988224033236/bmo3201_fwp - 19975.htm • Product Supplement dated September 22, 2022: https://www.sec.gov/Archives/edgar/data/927971/000121465922011396/j922220424b2.htm • Prospectus Supplement dated May 26, 2022 and Prospectus dated May 26, 2022: https://www.sec.gov/Archives/edgar/data/0000927971/000119312522160519/d269549d424b5.htm Our Central Index Key, or CIK, on the SEC website is 927971. As used in this terms sheet, the “Issuer,” “we,” “us” or “our” r efe rs to Bank of Montreal, but not its consolidated subsidiaries. This term sheet contains no description or discussion of the United States tax consequences of the acquisition, holding or di spo sition of the notes. We urge you to carefully read the section entitled “U.S. Federal Tax Information” in the accompanying pricing supplement, the section entitled “Supplemental Tax Considerations — Supplemental U.S. Federal Income Tax Considerations” in the accompanying product supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Cert ain Income Tax Consequences” in the accompanying prospectus supplement, in each case, to which this term sheet relates. You should consult your tax advisor about your own tax situation. 4